As filed with the Securities and Exchange Commission on September 24, 2010

Registration No. 333-156612

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENCORE BRANDS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	5182	26-3597500
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Encore Brands, Inc.
502 East John Street
Carson City, NV 89706
(310) 699-9937
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alex G. McKean
Chief Financial Officer
Encore Brands, Inc.
502 East John Street
Carson City, NV 89706
(310) 699-9937
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference, LLP
61 Broadway, 32nd Floor
New York, New York 10006
Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

		PROPOSED	PROPOSED
	AMOUNT TO	MAXIMUM	MAXIMUM
TITLE OF EACH CLASS OF	BE	OFFERING	AGGREGATE	AMOUNT OF
SECURITITES TO BE	REGISTERED	PRICE PER	OFFERING	REGISTRATION
REGISTERED	(1)	SHARE	PRICE	FEE

Common stock, par value $0.001 per share (2)	20,000,000	$0.45(2)	$9,000,000.00	$353.70*

Common stock, par value $0.001 per share (4)	619,033	$0.45(3)	$292,533.00	$10.95*

Total	20,619,033		$9,278,565.00	$364.65*
_______________

1	Of the 20,619,033 shares registered pursuant to this registration statement, 20,000,000 shares are being offered by a direct offering, and 619,033 shares are offered by the selling shareholders.

2	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act, based upon the fixed price of the direct offering.

3
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act, based upon the fixed price of the direct offering.   The Company will derive no financial benefit from the sales of these shares. The shares will be offered at prevailing market prices or privately negotiated prices.

•	Previously Paid

 DEREGISTRATION OF SECURITIES

Encore Brands, Inc. (the "Company") filed a registration statement on Form S-1 (File No. 333-156612) which was declared effective by the SEC on October 21, 2009 (the “Effectiveness Date”) in connection with (i) a self-underwritten public offering of up to 20,000,000 shares of the Company’s common stock  (the “Public Offering Securities”) and (ii) the registration of 619,033 shares of the Company’s common stock on behalf of certain selling shareholders (the “Selling Shareholder Securities”).   The offering period under the self-underwritten public offering expired 180 days after the Effectiveness Date.

In accordance with the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company is filing this post-effective amendment to the Registration Statement to deregister 20,666 shares of the Public Offering Securities and 619,033 shares of the Selling Shareholder Securities previously registered that remain unsold under the Registration Statement as of the date hereof.  The Registration Statement is hereby amended, as appropriate to reflect the deregistration of the 19,979,334 Public Offering Securities and all of the Selling Shareholder Securities which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carson City, Nevada, on this 24th day of September, 2010.

ENCORE BRANDS, INC.
By:	/s/ Alex McKean
	Name:	Gareth West
	Title:	Chief Executive Officer (Principal Executive Officer) and Director

By:	/s/ Alex McKean
	Name:	Alex McKean
	Title:	Chief Financial Officer (Principal Financial and and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Gareth West	Chief Executive Officer and Director (Principal Executive Officer)	September 24, 2010

/s/ Alex McKean	Chief Financial Officer (Principal Financial and Accounting Officer)	September 24, 2010

/s/ Eric Barlund	Director	September 24, 2010

/s/ Murray Williams	Director	September 24, 2010